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Kandi Technologies Group, Inc.

Second Quarter 2016 Financial Results

August 09, 2016

Kandi Technologies Group, Inc.– Second Quarter 2016 Financial Results, August 09, 2016

C O R P O R A T E P A R T I C I P A N T S

Hu Xiaoming, Chairman, Chief Executive Officer

Henry Wang, Chief Financial Officer

Kewa Luo, Manager, Investor Relations

C O N F E R E N C E C A L L P A R T I C I P A N T S

Robert Lampert, RLR

Mike Pfeffer, Oppenheimer

Peter Dalrymple, LPD Investments

Steve Miller, Yahoo Kandi Private Group

Jerry McLemore, Williams Financial Group

Arthur Porcari, Corporate Strategies

Mark Kahnau, TA&P

P R E S E N T A T I O N

Operator:

Greetings and welcome to the Kandi Technologies Second Quarter 2016 Financial Results conference call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Kewa Luo, Investor Relations Manager. Thank you, you may begin.

Kewa Luo:

Thank you, Operator. Hello everyone and welcome to Kandi Technologies Group’s Second Quarter 2016 Earnings conference call. The Company distributed its earnings press release earlier today and you can find a copy on Kandi’s website at www.kandivehicle.com.

With us today are Kandi’s Founder, Chairman and Chief Executive Officer, Mr. Hu Xiaoming; and Chief Financial Officer, Mr. Henry Wang. Both will deliver prepared remarks followed by a question-and-answer session.

Before we get started, I’m going to review the Safe Harbor statement regarding today’s conference call. Please note that the discussions today will contain forward-looking statements made under the Safe Harbor provisions of the US

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Kandi Technologies Group, Inc.– Second Quarter 2016 Financial Results, August 09, 2016

Private Securities Litigation Reform Act of 1995. Forward-looking statements involve inherent risks and uncertainties. As such, the Company’s results may differ materially from the views expressed today. Further information regarding these and other risks and uncertainties are included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2015 and in other documents filed with the US Securities and Exchange Commission. Kandi does not assume any obligation to update any forward-looking statements except as required under applicable law.

As a reminder, this conference call is being recorded. In addition, an audio webcast of this conference will be available on Kandi’s investor relations webpage.

I will now turn the call over to Kandi’s Founder, Chairman and CEO, Mr. Hu Xiaoming.

Hu Xiaoming:

(Chinese spoken)

Kewa Luo:

Ladies and gentlemen, thank you for joining our second quarter 2016 earnings conference call. Today we will discuss our second quarter financial results of 2016.

Hu Xiaoming:

(Chinese spoken)

Kewa Luo:

In the second quarter, we had total revenues of $55.2 million, 15.1% increase from the same quarter last year, and EV parts sales was $53.8 million, 15.4% increase from the same quarter last year.

Hu Xiaoming:

(Chinese spoken)

Kewa Luo:

After more than 3 months of waiting, our JV Company finally obtained the approval for purchase tax exemption for its global hawk EV products and had good sales performance in May and June. The number of EV products sold in the second quarter was 7,200, a 61.9% increase compared to the same period of 2015,approximately 20% above our guidance.

Hu Xiaoming:

(Chinese spoken)

Kewa Luo:

In the end of this quarter, our Rugao facility of JV Company has official trial sales for K12. Among the total sales, there were 150 units of K12 products. And the end users gave a positive feedback on this product.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Kandi Technologies Group, Inc.– Second Quarter 2016 Financial Results, August 09, 2016

Hu Xiaoming:

(Chinese spoken)

Kewa Luo:

We had thought that JV Company would receive the central government subsidy at the end of the second quarter, but this subsidy payment has been delayed. The delay in receiving central government subsidy caused a big challenge for JV Company to achieve the whole year product and sales plan, which may also impact Kandi EV parts sales in the year 2016. Nevertheless, we are still very confident in EV market growth in China. Recently the Service Company has expanded its micro public transportation program into some new cities, such as Tianjin, Jiangyin etc., while other cities will add more EV products at some extent to their current operations. In addition, Pang Da Automobile Trade Co., Ltd. signed a framework sales agreement with our JV Company to buy at least 60,000 EVs for its Green Campus Drive Electric Campaign in the next 4 years. We are happy to see those progresses for the future business growth.

Hu Xiaoming:

(Chinese spoken)

Kewa Luo:

It is noteworthy that Zhejiang Geely Holding Group, the parent company of Geely Automobile Holdings Ltd., recently plans to purchase 50% equity of Shanghai Shanghai Maple Guorun Automobile Co., Ltd. with a premium price(a purchase price exceeding the amount of the aggregate of the original investment and the shared profits over the years), which will benefit the future growth for JV Company and also create better conditions for the JV Company to apply its EV production license and seek public listing in China.

Hu Xiaoming:

(Chinese spoken)

Kewa Luo:

Now, I would like to turn the call to our Chief Financial Officer, Mr. Henry Wang, to give you more details on our financial highlights.

Henry Wang:

Thank you Mr. Hu, and hello to everyone on the call. Now I would like to provide a brief overview of our financial results for the second quarter of 2016. Please note that all numbers I will discuss today are in US dollars unless otherwise noted.

First, let me walk you through the second quarter financial results.

Total net revenues for the second quarter were $55.2 million, an increase of 15.1% from $48.0 million for the same quarter of 2015. The increase in revenues was mainly due to the increase in EV parts sales.

EV parts sales were approximately $53.8 million for the second quarter of 2016, or 97.5% of our total net revenues, an increase of $7.2 million or 15.4% compared with the same quarter of 2015.

Our cost of goods sold was $46.8 million during the second quarter, an increase of 12.8% from $41.5 million in the same quarter of 2015.This increase was mainly due to the increase in corresponding sales.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Kandi Technologies Group, Inc.– Second Quarter 2016 Financial Results, August 09, 2016

Gross profit for the second quarter was $8.5 million, an increase of 30.2% from $6.5 million for the same quarter of 2015. Gross margin increased to 15.3% in the second quarter from 13.5% in the same quarter of 2015. Margin increase were mainly due to the reduction in the material purchase cost for battery packs in this quarter.

Total operating expenses in the second quarter were $10.8 million, compared with $4.5 million in the same quarter of 2015. The increase in total operating expenses was mainly due to a $4.8 million increase in stock compensation expense and also a one-time expense reversal in the second quarter of 2015.

Net income was $2.8 million in the second quarter, compared with $5.4 million in the same quarter of 2015.The decrease in net income was heavily affected by significant increases in stock option expense amortization and also the change of the fair value of financial derivatives.

Non-GAAP net income in the second quarter was $10.8 million, a 114.8% increase from $4.9 million in the same quarter of 2015. The increase was mainly attributable to the growth of revenue and gross profits, net profits from JV Company and government subsidy income.

Let me touch on the JV’s financials now:

For the second quarter 2016, the JV Company’s net sales was $111.8 million, an increase of 62.1% compared to the same quarter of 2015. The EV products sold was 7,200 units including 2,128 units for direct sales and 5,072 units for micro public transportation projects. Net income was $8.6 million, a 444.0% increase compared to the same quarter of 2015.

We accounted for our investments in the JV Company under the equity method of accounting as we have a 50% ownership interest in the JV Company. As a result, we recorded 50% of the JV Company’s profit for $4.3 million for the second quarter of 2016. After eliminating intra-entity profits and losses, our share of the after tax loss of the JV Company was $4.9 million for this quarter.

Next, I will review the Company’s cash flow:

For the first half year, cash used in operating activities was $6.4 million, compared with cash used by operating activities of $12.6 million in the same period of 2015. The major operating activities that provided cash for the first half year were an increase in accounts payable for $38.4 million and a decrease in accounts receivable from related party for $29.2 million. The major operating activities that used cash in the first half year were an increase in accounts receivable of $33.0 million and $49.2 million due from JV Company.

Cash provided by investing activities in the first half year was $6.9 million, as the result of the repayment of notes receivable of $49.3 million by netting off the issuance of notes receivable of $42.6 million and also a short term investment matured for $1.6 million.

Cash provided by financing activities in the first half year was $2.7 million, as the result of proceeds from notes payable for $4.8 million by netting off the repayment of notes payable of $3.8 million and also $1.3 million for the decrease of restricted cash.

Operator, we are now ready for Q&A session.

Operator:

Thank you. We will now be conducting a question-and-answer session. If you would like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. One moment, please, while we poll for questions.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Kandi Technologies Group, Inc.– Second Quarter 2016 Financial Results, August 09, 2016

Thank you. Our first question comes from the line of Robert Lampert with RLR. Please proceed with your question.

Robert Lampert:

Hi, good morning. My question has to do with electric vehicle regulations in China. It was a surprise change to see the requirements changing on the range and the speed. Does Mr. Hu think—I mean, it was terrific that we were able to meet the new requirements, but the future, does he think that the Chinese government is going to be more stable as far as regulations, or does he think that this could be a trend of new requirements? And I have a second question.

Kewa Luo:

(Chinese spoken)

Hu Xiaoming:

(Chinese spoken)

Kewa Luo:

Okay. Ever since China started to develop the EV industry, the government has a very high expectation for the industry to have high growth, so during the development period from 2013 to 2015, the policy has been changed quite a bit. The government has noticed over the course of years there are a lot of room for improvement in this sector. As far as the updated policy is concerned, there are still many details to be confirmed, therefore, the government has been trying their best to make the adjustment in order for the policy to work the best for the industry and all the manufacturers.

As you all know, earlier this year there is an industry-wide investigation happening nationwide. The results have been very different from the investigation, but the government has not concluded and announced the results yet. That’s also the major reason for 2016 subsidy’s delay. However, as you can see, they are very concerned so there should be a better policy coming out from their decision. That’s what we hope, and we also believe that once the new policy and the new standard come out, this process of getting subsidies paid will be more feasible than before, so we still have very high confidence in the government’s policy in EV sector going forward.

Robert Lampert:

My second question—thank you, by the way. My second question has to do with the K17. I just was thrilled to see the terrific engineering, and I noted in looking at the video that some of the controls were in English. Could this car ever be exported?

Kewa Luo:

Okay. (Chinese spoken)

Hu Xiaoming:

(Chinese spoken)

Kewa Luo:

We are always open minded for all kinds of opportunities, but now we feel the China market is already tremendous for us, and we don’t think we can even meet all the demands in China at this moment. However, we will be open for discussions with companies overseas, Switzerland for example we have been talking to, but right now we like to focus in China. The model K17, and even K12 are very well received from the market, we believe these products will have great potentials in the future.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Kandi Technologies Group, Inc.– Second Quarter 2016 Financial Results, August 09, 2016

Robert Lampert:

Thank you.

Kewa Luo:

Thank you.

Operator:

Your next question comes from the line of Mike Pfeffer with Oppenheimer. Please proceed with your question.

Mike Pfeffer:

Hi. Can you hear me?

Kewa Luo:

Yes, but a little noisy.

Mike Pfeffer:

Okay, I’ll try to (inaudible). Hi, I’m Mike Pfeffer, I’m from Oppenheimer. Recently there have been several media outlets in China that have said that the Kandi JV EVs may not be eligible for state subsidies under the new guidelines. Now, we are aware that the Company did put out a recent POR for new MPT programs in Tianjin and Zhejiang, which clearly states 45,000 RMB subsidy would be available but doesn’t mention for which EVs. My question is, do all four Kandi EVs now qualify under the new state subsidy program, and if so, will the subsidies be the same as the 45,000 RMB for all four Kandi EVs, and if so, what can the Company do to better inform the China media so not to be putting out wrong information about Kandi EV eligibility? Thank you.

Kewa Luo:

Thank you. (Chinese spoken)

Hu Xiaoming:

(Chinese spoken)

Kewa Luo:

The requirement for receiving the national subsidy is to be included in the directory of recommended EV models issued by the MIIT, which is the Ministry of Industry and Information Technology of China. This year, all of our four Kandi models are listed in such directory, which means all our EV products are eligible to receive such subsidy from the national government. There are all kinds of media outlets in China publishing news based on their own resources. To be honest, I don’t think we can get in touch with all these media outlets and correct the news every time when a journalist published the inaccurate information, therefore we encourage all investors to rely on the Company’s official announcements, not just based on the third party’s news to make the judgment.

Hello?

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Kandi Technologies Group, Inc.– Second Quarter 2016 Financial Results, August 09, 2016

Operator:

Does that complete your question, Mr. Pfeffer?

Mike Pfeffer:

I believe so. Thanks.

Kewa Luo:

Thank you.

Operator:

Our next question comes from the line of Peter Dalrymple with LPD Investments. Please proceed with your question.

Peter Dalrymple:

Yes. Congratulations on the great quarter. Can you give us an update on the status of carbon trading in China and how this will affect Kandi?

Kewa Luo:

(Chinese spoken)

Hu Xiaoming:

(Chinese spoken)

Kewa Luo:

As far as carbon trading, the related department in China actually went to L.A. United States to learn how carbon trading works, right now I have to say it’s still a learning process for China to really think of the way to adopt this. As for now, there is no actual policy out yet, but I believe once they have the policy related to carbon trading in place, we will be benefited from it. Now since we don’t have anything, I think I cannot comment on this subject.

Peter Dalrymple:

Thank you.

Operator:

Our next question comes from the line of Steve Miller with Yahoo Kandi Private Group. Please proceed with your question.

Steve Miller:

Good morning. Just have a quick one for you. In license for the JV, license for Kandi and JV IPO, those three events, can you give us an update on the timing of those three events and what factors impact the timing of each? Thanks very much.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Kandi Technologies Group, Inc.– Second Quarter 2016 Financial Results, August 09, 2016

Kewa Luo:

(Chinese spoken)

Hu Xiaoming:

(Chinese spoken)

Kewa Luo:

Applying manufacturing license and preparing for the IPO process are both now in the process. We will update the market once we make any significant progress. Actually, the equity transfer Geely recently announced is part of the effort for the IPO application. We cannot really predict the timing of these, but I believe we are doing our best to move this process forward.

Steve Miller:

Okay, thanks very much.

Kewa Luo:

Thank you.

Operator:

Our next question comes from the line of Jerry McLemore with Williams Financial Group. Please proceed with your question.

Jerry McLemore:

Good morning, and great quarter, guys. Last week there was a lot of publicity on the release of the K17 in Shanghai. The article talked about the new four-door hatchback, which included the wireless internet, the G3 cell phone internet, and it’s fast-charge capabilities, but also it talked about the consumer sales price of around US$12,000 from the (inaudible) manufacturer’s suggested retail price after subsidies and other incentives, a price hardly above the licensing fee of the internal combustion engine cars in Shanghai. So my question, will you tell us what type of initial response for pre-orders were taken in the Shanghai for the K17, and also is this EV being sold in Beijing? Thank you.

Kewa Luo:

(Chinese spoken)

Hu Xiaoming:

(Chinese spoken)

Kewa Luo:

The price US$12,000 is what the consumer pays after deducting the national and local subsidies, so the price we give to the retailers is actually higher than 12,000, and we are now working on applying for Beijing local subsidies and applying to be included in the directory, so once we have received approval, our EV products will also be available for purchase in Beijing. Since the launch of the K17 happened on Thursday, and we have already received very good feedback, it only has been a few days, we don’t have the number of pre-orders yet, but I believe it will be really good.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Kandi Technologies Group, Inc.– Second Quarter 2016 Financial Results, August 09, 2016

Jerry McLemore:

Okay, thank you very much.

Kewa Luo:

Thank you.

Operator:

Our next question comes from the line of Arthur Porcari with Corporate Strategies. Please proceed with your question.

Arthur Porcari:

(Inaudible) sometime in the near future. I have a multi-part question over here, but a little bit of context first. Back on July 25, you did put out the announcement of the framework agreement with Pang Da, which you discussed earlier – you know, China’s (inaudible) retailer with over 1,250 outlets. In that press release, it was quoted that it would take not less than 60,000 EVs from the Company in the next four years for its timeshare campus lease program. Based on the mix in the EV’s current wholesale prices (inaudible) in excess of a billion dollars from just this one program alone, yet amazingly the stock had little positive reaction to the announcement, and I think this was due to the fact, the use of the word framework agreement.

So, I’ve got a multi-part question on this very important subject, and here are the questions. Do you want to just repeat that part to him first, Kewa?

Kewa Luo:

Okay, let me translate this first. (Chinese spoken) Go ahead, Art.

Arthur Porcari:

Okay. Since it was stated not less than 60,000 EVs for the framework agreement, the Company must be quite confident in this happening. How confident are you that Kandi can deliver these purchases, and is this specific agreement just for college campuses and who will be managing the operator of the campus program? And I have a follow-up behind that.

Kewa Luo:

Okay. (Chinese spoken)

Hu Xiaoming:

(Chinese spoken)

Kewa Luo:

Our Green Campus Drive Electric campaign, which was initiated by Pang Da, is really highly encouraged by the national policy and strategy because it promotes the option of the renewable energy vehicles. This program will also reduce the carbon dioxide emissions and enhances the younger generation’s awareness of EV and their familiarity with EV, and also this is nationwide, so all the campus in China will have the opportunity to participate in this program. It’s noteworthy that electric vehicles for this campaign are customized (inaudible) two companies, Pang Da and Kandi, and I’m very confident that Pang Da will purchase 60,000 EVs over four years, so not too many per year, so I think chances are we may even exceed this number. Also, Pang Da will take responsibility of the operation of this program too.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Kandi Technologies Group, Inc.– Second Quarter 2016 Financial Results, August 09, 2016

Arthur Porcari:

Good, okay. Well, 60,000 does sound like a large number right now. Over four years with a company as big as Pang Da with 1,250 outlets, that really only works out to one EV per month per Pang Da location over four years, so will Pang Da also be a sales point for other Kandi JV cars for retail sales and leasing in the future, and also, what other major outlets like Pang Da does the Company anticipate having agreements with?

Kewa Luo:

(Chinese spoken)

Hu Xiaoming:

(Chinese spoken)

Kewa Luo:

We have signed a strategic partnership with Pang Da in the beginning of this year, if you remember the press release. This campaign is only one specific program within this agreement. Since last year, we have already in discussion with Pang Da about a sales partnership, so I believe that in the future there will also be the possibility to sell our EV products through Pang Da’s sales points.

As far as other major outlets like Pang Da, of course we’re always open for discussions with other major outlets that would have interests in working with us. For example, Guangzhou Hengxin is one outlet that we have been actively discuss about the partnership, and we believe there will be more opportunity to come in the near future.

Arthur Porcari:

Okay, one last question over here. Earlier in the year, the Company gave sales guidance of approximately 35,000 units for the full year. Does the Company still feel that they can reach that goal?

Kewa Luo:

(Chinese spoken)

Hu Xiaoming:

(Chinese spoken)

Kewa Luo:

We are working very hard to achieve this goal. As you know, the national subsidy delay and their decision on finalized subsidy policy have been causing a lot of uncertainty to our sales plan, full year sales plan, so we want to be more prudent, and once the policy is finalized, we will be (inaudible) to achieve this (inaudible).

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Kandi Technologies Group, Inc.– Second Quarter 2016 Financial Results, August 09, 2016

Arthur Porcari:

So, effectively if I understand your answer correctly, it’s not a matter of the market being there to sell the cars, it’s just a matter that the Company doesn’t want to have to do any outside financing, excessive financing to build all the vehicles to deliver. Is that correct?

Kewa Luo:

(Chinese spoken)

Hu Xiaoming:

(Chinese spoken)

Kewa Luo:

That’s not quite correct, because there is still going to be certain adjustments regarding to the policy, so please understand that our EV retail price is reflected based on the industry policy. If we sell loads of cars at certain price, the government then has different subsidy policy, then it won’t be good for us. The development for the China EV market will also relate to the government policy. As a manufacturer, we work around that.

Arthur Porcari:

How soon are we expecting the policy to stabilize, I guess, (inaudible)? How soon should we expect it to stabilize?

Kewa Luo:

(Chinese spoken)

Hu Xiaoming:

(Chinese spoken)

Kewa Luo:

We believe that once the policy is confirmed this time, it’s going to be stable. You can see that the government has been taking a long time to make the revisions. they are also very serious and putting a lot of effort into this. Now the market has a lot of speculation and people have different guess for the subsidy amount. We believe that with the amount of time and consideration in this process, the policy should be more favorable, so again we want to really work along with the policy, we do not want to sell the vehicle at a price that not reflecting well with the subsidy policy. We think the decision will be finalized soon, but we don’t know when, but once it’s confirmed, we think it’s going to be stable for at least four to five years.

Arthur Porcari:

So, I guess once the subsidy policy is in place, they’ll reinstate the sales guidance for the future?

Kewa Luo:

(Chinese spoken)

Hu Xiaoming:

(Chinese spoken)

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Kandi Technologies Group, Inc.– Second Quarter 2016 Financial Results, August 09, 2016

Kewa Luo:

Absolutely.

Arthur Porcari:

One last point. (Inaudible), is that going to be much of a negative effect in the interim as far as being able to remain profitable and such?

Kewa Luo:

(Chinese spoken)

Hu Xiaoming:

(Chinese spoken)

Kewa Luo:

I think we should be okay if the policy will come out in the near future.

Arthur Porcari:

Thank you very much. Tell him (inaudible) save a little bit of money and fly over to see us.

Kewa Luo:

(Chinese spoken)

Hu Xiaoming:

(Chinese spoken)

Kewa Luo:

Thank you. Operator, we’re going to take the last question.

Operator:

Thank you. A final question will come from the line of Mark Kahnau with TA&P. Please proceed with your question.

Mark Kahnau:

Good morning. (Inaudible). Now here is my question. On the last conference call, it was reported that the construction of the new Kandi 100,000 annual capacity Haikou Hainan facility was running ahead of schedule with the building structure expected to be enclosed in August and ready for production in early 2017. My question would be, is it still on schedule? Second question is then what is expected to be the completion cost, and how is it going to be financed? Third one, based on yesterday’s PR where the Hainan government is lending Kandi some US$45 million to develop a new EV, can you tell us if this new Kandi car had already been under development or now beginning to develop, and how soon could it be ready for production? Thank you.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Kandi Technologies Group, Inc.– Second Quarter 2016 Financial Results, August 09, 2016

Kewa Luo:

Okay. (Chinese spoken)

Hu Xiaoming:

(Chinese spoken)

Kewa Luo:

Okay. On last quarter conference call, we were talking about it’s going to complete the roof of the factory, which doesn’t mean that it’s going to complete the building construction. There is still a lot more work to do to finish the construction. But, the overall process is still in line with our expectation, we are still on schedule, this is unchanged.

The cost of this factory is expected to be 1 billion RMB, approximately US$150 million. We have paid US$54 million for equipment, for our R&D expenses, and the rest of the money will be partially self-funded and partially through the bank loans. As you see, government also provides up to 300 million RMB for R&D, so we should be okay with the cost.

As far as the new model, I cannot tell you which model yet, however I believe we are not going to disappoint the market. The development of model shares similar schedule with the facility. We are hoping to start testing production next year once the facility starts running.

Mark Kahnau:

Thank you.

Operator:

Thank you. We have reached the end of the question-and-answer session. I would now like to turn the floor back over to Management for closing comments.

Hu Xiaoming:

(Chinese spoken)

Kewa Luo:

Thank you ladies and gentlemen for attending Kandi’s 2016 second quarter earnings call. In closing, please allow me to represent the Board of Directors and the Management Team at Kandi Technologies Group to reaffirm our commitment. We will continue to work diligently to maximize shareholder value by focusing on growing our EV business strategically while delivering strong operational results. Thank you very much for your support. We look forward to talking with you next quarter. If you have any additional questions, please don’t hesitate to contact our Investor Relations department. Goodbye.

Operator:

Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time. Thank you for your participation and have a wonderful day.